Exhibit 10.1
TD BANKNORTH INC.
2005 PERFORMANCE BASED RESTRICTED SHARE UNIT PLAN
AMENDED AND RESTATED PARTICIPATION AGREEMENT
1.      The Award. This Participation Agreement is being amended and restated as of February 21, 2007 to (i) include the performance criteria for 2006 previously attached as an addendum, and (ii) set forth the performance criteria for 2007 in accordance with the Agreement and Plan of Merger dated as of November 19, 2006 with The Toronto-Dominion Bank and Bonn Merger Co. (the “Merger Agreement”). Pursuant and subject to the provisions of the 2005 Performance Based Restricted Share Unit Plan (the “Plan”), TD Banknorth previously made an Award to                                        (the “Participant”) as follows:

Award Date:	March 1, 2005
Amount of Award:
Number of Initial Units:
Maturity Date:	March 1, 2008
Share Price Used to Determine Number of Units:	$40.78
2.      Participant’s Agreement to be Bound. This Award is subject to the agreement of the Participant to be bound by the Plan and this Amended and Restated Participation Agreement.
3.      Defined Terms. Defined terms in the Plan shall have the same meaning when used herein. In the event of any inconsistency between the terms of the Plan and this document, the terms of the Plan shall govern, except as set forth in Section 9 hereof.
4.      Performance Target
     (i)      Performance Target for Year One. The Performance Target to be used for calculating Year One Units is EPS for fiscal 2005 that is 10% greater than the EPS reported for fiscal 2004, as set forth in Section 5(i) below. The Performance Target for calculating Year One Units shall be calculated in the manner set forth in Section 8 below.
     (ii)      Performance Target for Year Two. The Performance Target to be used for calculating Year Two Units is EPS for fiscal 2006 that is 6% greater than the EPS reported for fiscal 2005, as set forth in Section 5(ii) below. The Performance Target for calculating Year Two Units shall be calculated in the manner set forth in Section 8 below.

     (iii)      Performance Target for Year Three. Notwithstanding anything set forth in the Plan to the contrary, the Performance Target to be used for calculating Year Three Units will be the average Total Shareholder Return achieved by a comparative group of major banks over the one-year period from the end of the fiscal year of The Toronto-Dominion Bank immediately preceding January 1, 2007 to the end of the fiscal year of The Toronto-Dominion Bank immediately preceding the Maturity Date, as set forth in Section 5(iii) below. The comparative group of major banks for purposes of this Participation Agreement will be the group selected by The Toronto-Dominion Bank under the TDBFG Performance Share Unit Plan for awards with similar performance periods, as determined by the Committee.
5.      Performance Factor. The Performance Factor is a multiple that is determined by comparing the Performance Result and the Performance Target pursuant to the formula determined by the Committee each year of the Award.
     (i)      Performance Factor For Year One. The Performance Factor for Year One of the Award will be a multiple which is equal to the percentage shown opposite the applicable Percentage Growth line below for the year in which the Units are being determined. For example, if EPS for TD Banknorth for Year One was $2.47, and therefore 7% greater than EPS for the previous year, the Performance Factor shall be 91%. If the Performance Result for 2005 is EPS between $2.43 and $2.66 per share, but the EPS is not shown in the table below, the Performance Factor shall be pro-rated between the Performance Factors related to the next higher and lower EPS figures. For example, if the Performance Result for 2005 is EPS of $2.48, the Performance Factor shall be pro-rated between the Performance Factors for EPS of $2.47 and $2.49 in the table below, for a Performance Factor of 92.5%. The Performance Factor is then multiplied by one-third of the number of Initial Units to determine the number of Year One Units.

PERFORMANCE		PERFORMANCE
TARGET:		TARGET:		ILLUSTRATIVE
PERCENTAGE		2005	PERFORMANCE	NUMBER OF
GROWTH IN EPS		EPS	FACTOR	YEAR ONE UNITS(1)
	4.0%	$2.40	85%	85
	5.0%	$2.43	85%	85
	6.0%	$2.45	88%	88
	7.0%	$2.47	91%	91
	8.0%	$2.49	94%	94
	9.0%	$2.52	97%	97
Performance Target:	10.0%	$2.54	100%	100
	11.0%	$2.56	103%	103
	12.0%	$2.59	106%	106
	13.0%	$2.61	109%	109
	14.0%	$2.63	112%	112
	15.0%	$2.66	115%	115
	16.0%	$2.68	115%	115

(1)	Based on an assumed Award of 300 Initial Units, which is for illustrative purposes only.
     Based on TD Banknorth’s performance for 2005, the Performance Factor for Year One shall be 92.50%.

     (ii)      Performance Factor for Year Two. The Performance Factor for Year Two of the Award will be a multiple which is equal to the percentage shown opposite the applicable Percentage Growth line below. If the Performance Result for 2006 is EPS between $2.40 and $2.68 per share, but the EPS is not shown in the table below, the Performance Factor shall be pro-rated between the Performance Factors related to the next higher and lower EPS figures. The Performance Factor is then multiplied by one-third of the number of Initial Units to determine the number of Year Two Units.

	Performance
Performance Target:	Target:	Performance	Illustrative Number
Percentage Growth in EPS	2006 EPS	Factor	of Year Two Units (1)
4.0% or less	$2.58	85%	85
4.4%	$2.59	88%	88
4.8%	$2.60	91%	91
5.2%	$2.61	94%	94
5.6%	$2.62	97%	97
6.0% — Performance Target	$2.63	100%	100
6.5%	$2.64	103%	103
6.9%	$2.65	106%	106
7.3%	$2.66	109%	109
7.7%	$2.67	112%	112
8.0% or higher	$2.68	115%	115

(1)	Based on an assumed Award of 300 Initial Units, which is for illustrative purposes only.
     Based on TD Banknorth’s performance for 2006, the Performance Factor for Year Two shall be 85.00%.
     (iii)      Performance Factor for Year Three. (A) The Performance Factor for Year Three of the Award will be a multiple expressed as a percentage that is determined by comparing the Performance Result to the Performance Target, pursuant to the following formula, and rounded to one decimal place:
     Performance Factor = (Performance Result — Performance Target) x 1) + 100
     The “Performance Result” to be used for calculating the Performance Factor is the Total Shareholder Return achieved by The Toronto-Dominion Bank over the one-year period from the end of the fiscal year of The Toronto-Dominion Bank immediately preceding January 1, 2007 to the end of the fiscal year of The Toronto-Dominion bank immediately preceding the Maturity Date. “Total Shareholder Return” is the change in market value of the common shares of The Toronto-Dominion Bank (the “Parent Common Shares”) (or the common shares of the other major banks in the peer group, as the case may be) calculated as at the end of the fiscal year immediately preceding the Maturity Date, expressed as a percentage of the market value calculated as at the end of the fiscal year immediately preceding January 1, 2007 (based on the closing price on the last trading day in October 2006) and compounded annually, assuming quarterly reinvestment of dividends.

As an example, a percentage of ten percent shall be shown as 10.0%, and the percentages shall be rounded to one decimal place.
     (B)       The Performance Factor for Year Three shall be multiplied by one-third of the number of Initial Units to determine the number of Year Three Units.
6.      Limitation on Performance Factor. The Performance Factor for any given Year can never be less than 85% even if the Performance Result is less than the performance equating to an 85% Performance Factor, and the Performance Factor can never be more than 115% even if the Performance Result is greater than the performance equating to a 115% Performance Factor.
7.      Calculation of Final Units. A Participant’s Final Units will equal the sum of the Participant’s Year One Units, Year Two Units and Year Three Units. For example, if a Participant’s Initial Units amount to 300, and based on the Performance Factors for Years One and Two of 92.5% and 85.0%, respectively, and the fact that the Performance Factor for Year Three ranges from 85% to 115%, the Final Units cannot be less than 262.5 or more than 292.5 in such example. However, notwithstanding anything contained in this Participation Agreement to the contrary, in the event that the transactions contemplated by the Merger Agreement are consummated, the number of Final Units shall equal the greater of (i) the sum of the Participant’s Year One Units, Year Two Units and Year Three Units, or (ii) the number of Initial Units.
8.      Performance Target and Performance Result. TD Banknorth and the Participant expressly agree that, notwithstanding any term of the Participant’s Employment and Retention Agreement, the calculations of the Performance Target and Performance Result for Year One and Year Two shall be exclusive of the after-tax effects of (i) merger and consolidation costs, (ii) deleveraging programs implemented by TD Banknorth, (iii) changes in unrealized gain (loss) on speculative derivatives, (iv) the amortization of intangible assets and (v) extraordinary items, and shall take into account cost and revenue synergies between TD and TD Banknorth as determined by the Committee in its sole discretion. Notwithstanding anything to the contrary contained in the Participant’s Employment or Retention Agreement, the expense, if any, related to the expensing of stock options, restricted stock and other stock or stock-based awards shall not be deducted in the calculation of the applicable Performance Target and Performance Result for Years One and Two.
9.      Other Amended Terms. In addition to the changes set forth in Section 8 of this Participation Agreement, TD Banknorth and the Participant expressly agree that, notwithstanding any term of the Plan or the Employment and Retention Agreement to the contrary, (i) the term “Disability” shall have the meaning set forth in the Plan, as required by recently-enacted Section 409A of the Code, and not as set forth in the Employment and Retention Agreements, (ii) the Redemption Value shall be paid within five business days following the Maturity Date rather than on the Maturity Date as set forth in the Employment and Retention Agreements, except as set forth in clause (iii) below, (iii) following a termination of Service pursuant to Section 6.2 of the Plan, the payment of the Redemption Value shall be delayed until the later of (y) the six-month anniversary of the termination of Service as required by recently-enacted Section 409A of the Code or (z) within five business days after the Maturity Date, and (iv) the Performance Factor and Performance Target for Year Three shall be calculated as set forth above rather than based on an EPS target. The Participant agrees to the changes set forth in this Section 9 and Section 8, and that except as expressly noted in this Section 9 and Section 8, this Participation Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms of the Plan or the Participant’s Employment and Retention Agreement.

10.      Changes to the Plan. If the Plan is amended as permitted under the Plan, the amendments or additional provisions shall be deemed to be part of the Plan and this Participation Agreement and the Participant shall be bound thereby.
11.      No Right to Employment or to Future Awards. Participation in the Plan does not give the Participant the right to be retained in the Service of TD Banknorth or interfere with the right of TD Banknorth to terminate the Participant’s employment at any time at will, whether by dismissal, discharge, or with Cause or without Cause. Participation in the Plan does not impose any obligation, express or implied, on TD Banknorth to grant any future Award or pay any other form of discretionary compensation to the Participant. Failure of TD Banknorth to grant an Award under this Plan, or a similar award, shall not support a claim for constructive dismissal.
12.      Notices. Any notice given hereunder to TD Banknorth shall be addressed to TD Banknorth Inc., Attention: Cynthia Hamilton, Executive Vice President — Human Resources, TD Banknorth Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112-9540, and any notice given hereunder to the Participant shall be addressed to the Participant at the Participant’s address as shown on the records of TD Banknorth.
13.      Agreement to be Bound. The Participant acknowledges that he or she obtained a copy of the Plan document and that he or she reviewed and understood all of the terms and conditions of the Plan including the provisions concerning forfeiture of Awards. The Participant agrees to be bound by the terms and conditions of the Plan and by this Amended and Restated Participation Agreement. The Participant agrees to complete, sign and deliver this Participation Agreement to the address shown below.
Dated: February 21, 2007.
TD Banknorth, by its duly authorized officer, and the Participant have executed this Participation Agreement in duplicate as of the day and year first above written.

TD BANKNORTH INC.

By:
Name:
Title:

PARTICIPANT

Name:

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